Exhibit 99.1 FINANCING NEWS

FOR IMMEDIATE RELEASE

ADVAXIS RECEIVES ADDITIONAL FINANCING

Princeton, NJ – October 28, 2011 – Advaxis, Inc., (OTCBB: ADXS), a leader in developing the next generation of immunotherapies for cancer and infectious diseases, has entered into a definitive Convertible Notes Purchase Agreement (Agreement) for the purchase of the aggregate principal value of approximately $2.3 million of Convertible Promissory Notes (Notes) for an aggregate purchase price of approximately $2.0 million. Investors include certain accredited investors as well as the CEO and the CFO of the Company.  The Notes purchased in the offering shall be paid for in cash or, with respect to Notes acquired by Advaxis Chairman/CEO Thomas A. Moore, in exchange for the cancellation of $400,000 of outstanding indebtedness owed by the Company.  The closing of the sale of the Notes, under the Agreement, is anticipated to occur on or about October 31, 2011, subject to customary closing conditions.

The Notes have an original issue discount of 15% and mature on the one year anniversary of the issue date. Under the terms specified therein, the Notes are convertible, in whole or in part, into common stock at a conversion price of $.15. However, except as otherwise provided in the Notes, only 85% of the initial principal amount of each Note is convertible at any time after issuance and the remainder is convertible at maturity.

In connection with the Agreement, the Company issued a warrant to each investor to acquire up to such number of shares of Common Stock equal to 50% of such number of Conversion Shares, issuable upon exercise of the Note issued to such Investor as of the Closing Date with an exercise price of $0.15. The warrants will expire in three years. Pursuant to a Registration Rights Agreement between the Company and the investors, the Company is required to file a resale registration statement within 30 days that covers the resale of the underlying shares of both the Notes and shares issuable upon exercise of the warrants.

“This financing will provide additional operating funds between now and the announcement of interim results for our Phase 2 clinical trial on cervical cancer currently underway in India. I am particularly pleased that many of those supporting this financing have invested in the company previously,” commented Advaxis Chairman/CEO Thomas A. Moore. “This small group of investors also includes the company’s chief financial officer and myself.”

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc., (NASDAQ: RODM), acted as the exclusive placement agent for the transaction. For more information, please visit www.rodm.com.

A summary of the transaction will be included in the Company’s Current report on Form 8-K to be filed with the Securities and Exchange Commission.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities of the Company. The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws.

About Advaxis, Inc.

Advaxis is a biotechnology company developing the next generation of immunotherapies for cancer and infectious diseases. Advaxis immunotherapies are based on a novel platform technology using live attenuated Listeria monocytogenes (Lm) that are bio-engineered to secrete an antigen/adjuvant fusion protein that redirects the powerful immune response all human beings have to Lm to the cancer itself.

ADXS-HPV, Advaxis’ first construct to reach the clinic is being evaluated in 4 Phase 2 clinical trials for HPV associated diseases (CIN 2/3, cervical cancer, and head & neck cancer) with over 130 patients dosed to date. Over fifteen (15) distinct constructs are in various stages of development, either developed directly by the Company and through strategic collaborations with recognized centers of excellence such as: the National Cancer Institute, Cancer Research – UK, the Wistar Institute, the University of Pennsylvania, and the Department of Homeland Security among others. For more information please visit: advaxis.com | Facebook | twitter | LinkedIn

Forward-Looking Statements
Certain statements contained in this press release are forward-looking statements that involve risks and uncertainties.  The statements contained herein that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements deal with the Company’s current plans, intentions, beliefs and expectations and statements of future economic performance.  Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from what is currently anticipated.  Factors that could cause or contribute to such differences include those discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.  The Company cannot guarantee its future results, levels of activity, performance or achievements.

For Further Information:
Diana Moore
Director, Investor Relations & Business Development
Advaxis, Inc.
dmoore@advaxis.com
609.452.9814
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